Exhibit 99.1

Kris Bevill, Public Relations Manager 701.280.5076 (Office) :: 701.306.8561 (Cell) kris.bevill@alerus.com investors.alerus.com

FOR IMMEDIATE RELEASE

NIKKI SORUM, JOHN URIBE JOIN BOARD OF DIRECTORS FOR ALERUS FINANCIAL CORPORATION

MINNEAPOLIS (December 13, 2023) – Alerus Financial Corporation (Nasdaq: ALRS) is pleased to announce the addition of Nikki Sorum and John Uribe to its board of directors.

“We are honored to welcome these accomplished financial leaders to our board,” said Alerus CEO and President Katie Lorenson. “Nikki and John have incredible depth of knowledge to contribute as we continue building on our company’s strong foundation. Equally important, they understand the value of our diversified business model for both clients and stakeholders, and support our strategy of succeeding by putting clients first.”

Ms. Sorum brings 40 years of experience as a leader in the financial services industry. She served for more than 20 years in various leadership roles at Thrivent Financial, most recently as head of sales and distribution at Thrivent Advisors, a position she held from 2020 until 2023. Prior to her time at Thrivent, Ms. Sorum served in senior vice president roles at RBC Wealth Management and was a partner at McKinsey & Co. She holds a bachelor’s degree in economics from the University of Minnesota Twin Cities and an MBA from Harvard Business School.

Mr. Uribe brings more than 30 years of financial and strategic leadership experience with expertise in mergers and acquisitions, financial planning and analysis, and general management. He currently serves as chief financial officer at Blue Cross and Blue Shield of Minnesota, a position he has held since 2022. Prior to his appointment as chief financial officer, Mr. Uribe served as vice president of corporate development and interim treasurer since 2012. Before joining Blue Cross, Mr. Uribe served in various finance leadership roles at RedBrick Health, GE Commercial Finance-Fleet Services, General Mills, and NCR Corporation. He is a board member for organizations including Learn to Live, the Bakken Museum, and the Latino Economic Development Center. He holds a bachelor’s degree in accounting and an MBA in finance and international business from Indiana University Bloomington.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumer clients through four distinct business segments — banking, retirement and benefits services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight, and sound advice supported by digital solutions designed to meet the clients’ needs.

Alerus has banking, mortgage, and wealth management offices in Grand Forks and Fargo, North Dakota, the Minneapolis-St. Paul, Minnesota metropolitan area, and Phoenix and Scottsdale, Arizona. Alerus Retirement and Benefits plan administration hubs are located in Minnesota, Michigan, and Colorado. The common stock of the company trades on the Nasdaq Capital Market under the symbol ALRS.

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